EXHIBIT 23


                CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
Union Carbide Corporation



We consent to the incorporation by reference in each of the Registration Statements of Union Carbide Corporation on Form S-3 (Nos. 33-26185, 33-60705 and 333-17309), and on Form S-8 (Nos.
2-90419, 33-22125, 33-38714, 33-53573, 33-58931 and 333-02829) of
our reports dated January 17, 1997, relating to the consolidated balance sheets of Union Carbide Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows and related schedule for each of the years in the three-year period ended December 31, 1996, appearing and incorporated by reference in the Annual Report on Form 10-K of Union Carbide Corporation for the year ended December 31, 1996.





                                       /s/ KPMG Peat Marwick LLP
                                       KPMG PEAT MARWICK LLP



Stamford, Connecticut
March 20, 1997